Exhibit 99.1

Investor Fact Sheet May 2013 Utility Merger Application

Milestones

Filed with Public Utilities Commission of Nevada: May 31, 2013

Expected Commission decision: by November 30, 2013

Key PUCN Approvals Requested

•	Consolidation of NVE-North and NVE-South into a single utility entity renamed NV Energy Operating Company (wholly owned subsidiary of NV Energy, Inc.)

•	Consolidation is in the public interest

•	Approval of Nevada retail rate plan

Retail Base Rates for a Combined System

On June 2, 2014, NV Energy Operating Company will file a general rate case reflecting a consolidated revenue requirement for its electric and gas utility operations, based on its capital structure, rate base and non-fuel operating and maintenance expense. The results of this filing will establish revenue requirements and retail rates for the combined utility.

FERC Approvals Needed

•	Approval of an internal corporate reorganization – filed on May 31, 2013

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Modifications to open access transmission tariff and transmission system rate to reflect one rather than two zones and consolidation of the systems as a result of the One Nevada Transmission Line (ON Line)—filed on May 31, 2013

•	Market-based wholesale rate authority for NV Energy Operating Company

•	Cost-based wholesale rate authority for NV Energy Operating Company

For more information, contact Investor Relations:

Max Kuniansky: 702.402.5627 or mkuniansky@nvenegy.com

Jessica Lucero: 702.402.5612 or jlucero@nvenergy.com